Exhibit 99.1

Arcimoto Announces $15 Million Common Stock Only Registered Direct Offering Priced Above-the-Market

EUGENE, Ore., Nov. 20, 2020 – Arcimoto, Inc.® (NASDAQ: FUV), makers of affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, today announced the entry into agreements with an institutional investor relating to the sale of 1,132,075 shares of its common stock, priced above-the-market under Nasdaq rules at a price of $13.25 per share. The gross proceeds from the offering will be approximately $15 million before deducting commissions and estimated offering expenses.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital, acceleration of the manufacture of finished goods for delivery against pre-orders, and to address increased customer demand for its products.

The offering is expected to close on November 24, 2020, subject to satisfaction of customary closing conditions.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities described herein, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The shares are being offered by Arcimoto, Inc pursuant to an effective “shelf” registration statement previously filed with Securities and Exchange Commission (“SEC”) on October 3, 2018, and declared effective on October 17, 2018 by the Securities and Exchange Commission. The securities are being offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. The prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers on the West Coast, the Arcimoto FUV® is purpose-built for everyday driving, transforming ordinary trips into pure-electric joyrides. Available for preorder, the Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Two additional concept prototypes built on the versatile Arcimoto platform are currently in development: the Cameo™, aimed at the film and influencer industry; and the Roadster, designed to be the ultimate on-road fun machine. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman

(651) 785-3212

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com